Exhibit 99.1

Behringer Harvard Announces Investment in Master-Planned
Development in Texas’ Fastest-Growing Suburb

DALLAS, August 13, 2007 — Behringer Harvard announced today it has entered into a joint venture with Fairway Equities to acquire and develop an approximate 48-acre portion of Frisco Square, a master-planned development in the center of Frisco, Texas.

The investment includes an interest in the following existing assets: 43,500 square feet of office space, 114 high-end multifamily units, and 57,000 square feet of retail and restaurant space.  In addition, Behringer Harvard also gains an interest in a 48,000-square-foot office building and 16,000 square feet for retail that is currently under construction. The partners intend to pursue build-to-suit construction at the site for a currently planned 45,000 square foot space designed for retail and a multiscreen movie theater.  The venture’s future development plans will be flexible and designed to meet market demand. The 48-acre portion of Frisco Square includes entitlements for a total of 1.6 million square feet of office space, 560,000 square feet of retail, 300 high-end multifamily units, and 800 hotel rooms.

“Our investment in Frisco Square gives added diversity to our Opportunity REIT portfolio with an exciting mixed-use development along the path of growth on the North Dallas Tollway in Frisco,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “With this fast-growing location, our local market knowledge, and partnership with an experienced local developer, Frisco Square represents a great opportunity to expand our strategic Dallas/Fort Worth Metroplex presence.”

Located at the intersection of the Dallas North Tollway and Main Street, Frisco Square is the town center for the City of Frisco and home of its city hall, library and heritage center. Frisco Square is adjacent to Pizza Hut Park, a $65 million multipurpose sports and entertainment venue.

The city of Frisco is located in Collin and Denton counties about 25 miles north of Dallas. In 2007, Forbes named Frisco the seventh-fastest-growing suburb in the U.S. With a current population of approximately 90,000, Frisco is expected to reach 113,000 by 2010 and nearly 230,000 by 2030.

The property has been acquired for Behringer Harvard Opportunity REIT I, Inc., which also holds investments in assets in California, Nevada, Minnesota, Massachusetts, Missouri, Virginia, Texas and the Bahamas.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate program opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie.myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President - Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318